Exhibit 99.1
Livent Announces Addition of Two New Board Members, Dr. Christina Lampe-Önnerud and Pablo Marcet
PHILADELPHIA, Feb. 3, 2020 /PRNewswire/ -- Livent Corporation (NYSE: LTHM) announced today the appointment of Dr. Christina Lampe-Önnerud and Pablo Marcet as new members of its Board of Directors.
"We are delighted to welcome Christina and Pablo to the Livent Board," said Pierre Brondeau, chairman of Livent's Board of Directors. "Christina is a highly respected business leader and scientist in the energy storage space, with deep expertise in lithium battery development for electric vehicles, grid storage, portable electronics and industrial applications, as well as climate change and environmental sustainability. Pablo is an accomplished executive with extensive experience operating in Argentina and in the mining industry globally. With their diverse backgrounds, Christina and Pablo will bring highly relevant, complementary perspectives that will strengthen the work of our Board and help advance Livent's position as a leading, global, fully integrated producer of lithium products."
Brief biographies for each of the new Livent Board members are available below.
Dr. Lampe-Önnerud is the founder and CEO of Cadenza Innovation, Inc., which has developed a new generation of safer, higher-energy density, lower-cost batteries. The company's patented "supercell" platform is available for license to global manufacturers. Previously, she served as founder, CEO and international chairman of Boston-Power, where she grew the battery company from a start-up into a global organization backed by more than $360 million in investment, along with technology centers in Boston and Beijing and multiple Asia-based manufacturing locations. She has also held executive positions with Bridgewater Associates and Arthur D. Little.
A member of the Royal Swedish Academy of Sciences, Dr. Lampe-Önnerud is a two-time World Economic Forum Technology Pioneer winner and chairs the Forum's Global Futures Council on Energy Technologies. An advocate for women entrepreneurs, she is featured among Inc.'s inaugural list of Top 100 Female Founders and is an Ernst & Young Entrepreneur of the Year for the New England region.
Mr. Marcet is founder and president of Geo Logic S.A., an Argentina-based provider of consulting and management services to the mining industry. Previously, he served as Exploration and Development director for Orosur Mining, a South American gold mining company primarily operating in Uruguay. He also served as an executive on the company's Board of Directors. Mr. Marcet joined Orosur when it acquired his previous company, Waymar Resources, where he served as president and CEO. Prior to Waymar, Mr. Marcet served as president of two subsidiaries of Northern Orion Resources and oversaw their operations in Argentina. Earlier, Mr. Marcet was country manager for BHP Argentina, responsible for managing project development activities of a joint venture operated by BHP Billiton in Argentina, including field operations, environmental monitoring, government and community relations, human resources, divestment strategies, and legal and tax issues. Over the course of his career, he also held roles of significant responsibility at other large mining and exploration projects for various metals and minerals in South America, Canada, Mexico and Africa.
Mr. Marcet currently serves on the public Boards of Esrey Resources, a company engaged in recovering zinc, lead and other metal by-products from waste materials; and U3O8 Corp., a uranium and battery commodities company. In addition, he serves on the Board of St. George's College, a leading private school in Argentina.

About Livent
For more than six decades, Livent has partnered with its customers to safely and sustainably use lithium to power the world. Livent is one of only a small number of companies with the capability, reputation, and know-how to produce high-quality finished lithium compounds that are helping meet the growing demand for lithium. The company has one of the broadest product portfolios in the industry, powering demand for green energy, modern mobility, the mobile economy, and specialized innovations, including light alloys and lubricants. Livent employs approximately 800 people throughout the world and operates manufacturing sites in the United States, England, India, China and Argentina. For more information, visit livent.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this news release are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about Livent, may include projections of Livent's future financial performance, Livent's anticipated growth strategies and anticipated trends in Livent's business. These statements are only predictions based on Livent's current expectations and projections about future events. There are important factors that could cause Livent's actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including a decline in the growth in demand for electric vehicles; adverse global economic conditions; the success of Livent's research and development efforts; volatility in the price for performance lithium compounds; risks relating to Livent's planned production expansion and related capital expenditures; reduced customer demand, or delays in growth of customer demand, for higher performance lithium compounds, the potential development and adoption of battery technologies that do not rely on performance lithium compounds as an input; risks inherent in international operations and sales, including political, financial and operational risks specific to Argentina, China and other countries where Livent has active operations; customer concentration and the possible loss of, or significant reduction in orders from, large customers; failure to satisfy customer quality standards; fluctuations in the price of energy and certain raw materials; failure to achieve the expected benefits of Livent's separation from FMC as well as the other factors described under the caption entitled "Risk Factors" in Livent's 2018 Form 10-K filed with the Securities and Exchange Commission on February 28, 2019, the first quarter 2019 Form 10-Q filed with the Securities and Exchange Commission on May 8, 2019, the second quarter 2019 Form 10-Q filed with the Securities and Exchange Commission on August 7, 2019, and the third quarter 2019 Form 10-Q filed with the Securities and Exchange Commission on November 6, 2019. Although Livent believes the expectations reflected in the forward-looking statements are reasonable, Livent cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Livent nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Livent is under no duty to update any of these forward-looking statements after the date of this news release to conform its prior statements to actual results or revised expectations.
Media contact: Juan Carlos Cruz +1.215.299.6170
juan.carlos.cruz@livent.com
Investor contact: Daniel Rosen +1.215.299.6208
daniel.rosen@livent.com